Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Cadence Design Systems, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cadence Design Systems, Inc., to be filed on or about September 27, 2004 of our report dated March 24, 2004, relating to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of January 3, 2004 and December 28, 2002, and the consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the years then ended, and the related Fiscal 2003 and 2002 financial statement schedules, which report appears in the January 3, 2004 annual report on Form 10-K of Cadence Design Systems, Inc.

Our report dated March 24, 2004 contains an explanatory paragraph that states that the Company’s consolidated balance sheet as of December 28, 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for the year then ended, have been restated.

Our report also refers to our audit of the adjustments and revised disclosures that were applied to restate the Company’s Fiscal 2001 consolidated financial statements as more fully described in note 2 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the Fiscal 2001 consolidated financial statements of Cadence Design Systems, Inc., other than with respect to such adjustments and revised disclosures.

In addition, our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets on January 1, 2002.

/s/ KPMG

Mountain View, California
September 27, 2004